                                  EXHIBIT 2.2
              SECOND AMENDMENT TO THE SAFETY FUND MERGER AGREEMENT
                          THE SAFETY FUND CORPORATION
                                470 MAIN STREET
                         FITCHBURG, MASSACHUSETTS 01420
                                 APRIL 30, 1996

Peter J. Baxter
President and Chief Executive Officer
CFX Corporation
102 Main Street
Keene, New Hampshire 03431

    Dear Peter:

    We have discussed the need to further correct a scrivener's error in the Agreement and Plan of Merger by and between Safety Fund and CFX (the "AGREEMENT"). We have agreed that Section 6.13 of the Agreement shall be amended to add the following (inadvertently deleted) language immediately after the word "Agreement" in the final line of Section 6.13:

    ", and (iv) Buyer Sub to execute one or more counterparts of this Agreement and to deliver at least one such counterpart so executed to Safety Fund, whereupon Buyer Sub shall become a party to and be bound by this Agreement.".

    We would appreciate your indicting your concurrence that this correction should be made by countersigning below and returning a copy of this letter to the address above.

                                          THE SAFETY FUND CORPORATION

                                          By: ____/s/_Christopher W. Bramley____
                                                   Christopher W. Bramley
                                                          PRESIDENT

                                          By: ____/s/_Martin F. Connors, Jr.____
                                                   Martin F. Connors, Jr.
                                                          TREASURER

Accepted and agreed to:

CFX CORPORATION

__________/s/_Peter J. Baxter_________
           Peter J. Baxter
PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                       8